Exhibit 99.1

WHITNEY HOLDING CORPORATION
228 ST. CHARLES AVENUE
NEW ORLEANS, LA  70130
www.whitneybank.com

NEWS RELEASE

CONTACT:	Thomas L. Callicutt, Jr.	FOR IMMEDIATE RELEASE
	Trisha Voltz Carlson	July 23, 2009
504/299-5208
tcarlson@whitneybank.com

WHITNEY REPORTS 2009 SECOND QUARTER RESULTS

New Orleans, Louisiana.  Whitney Holding Corporation (NASDAQ—WTNY) (the “Company”) recorded a net loss of $21.3 million for the second quarter of 2009 compared to a net loss of $11.1 million for the first quarter of 2009.  Including dividends on preferred stock, the loss to common shareholders was $25.4 million, or $.38 per diluted common share, for the second quarter of 2009 and $15.2 million, or $.22 per diluted share, for the first quarter of 2009.  The Company earned $12.9 million, or $.20 per diluted common share, for the second quarter of 2008.
“While we are disappointed to report a net loss for the quarter, the results were in line with our range of expectations,” said John C. Hope, III, Chairman and CEO.  “Core earnings drivers remained stable for the quarter.  Our net interest margin compares favorably to industry peers, fee generating business lines grew and noncredit-related operating expenses remain under control.  However, lower valuations on residential real estate-related credits in Florida and coastal Alabama continued to significantly impact our credit quality metrics and our bottom line.  In addition, ongoing pressures associated with weaknesses in the overall economy continued to affect various types of credits serviced out of our Texas and Louisiana markets, adding to the provision for credit losses and our level of criticized credits.   Our capital remained a healthy $1.5 billion with a tangible common equity ratio of 6.42% and a leverage ratio of 9.21%.”

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The impact of the acquisition of Parish National Corporation (Parish) is reflected in the Company’s financial information from the November 7, 2008 acquisition date.  “The Parish merger has been good for Whitney,” said Hope.  “It is our largest to date and the combination, thanks to a lot of hard work by bankers in both companies, continues to be everything we expected or better.”

KEY COMPONENTS OF SECOND QUARTER FINANCIAL RESULTS

Loans and Earning Assets
Total loans at the end of the second quarter of 2009 were down $161 million from March 31, 2009, with reductions in most portfolio segments and geographic regions.  Whitney continues to actively look for new and expanded relationships; however, in the current economic environment, loan demand remains weak and is not expected to improve over the near term.
Average loans for the second quarter of 2009 were down approximately 1% compared to the first quarter of 2009, while average earning assets remained stable.

Deposits and Funding
Average deposits in the second quarter of 2009 were up 1%, or $94 million, compared to the first quarter of 2009.
In the first quarter of 2009 Whitney launched a money market campaign designed to generate new or expanded customer relationships.  As a result of the campaign, over 1,200 new retail and business customer relationships were established, and during the second quarter of 2009, money market accounts increased $266 million.
Demand deposits comprised 33% of total average deposits and funded approximately 28% of average earning assets for the second quarter of 2009 and the percentage of funding from all noninterest-bearing sources totaled 33%.  Higher-cost interest-bearing funds, which include time deposits and borrowings, funded 33% of average earning assets in the second quarter of 2009, compared to 35% in the first quarter of 2009.

Net Interest Income
Net interest income (TE) for the second quarter of 2009 decreased 1%, or $1.1 million, compared to the first quarter of 2009.  Average earning assets were stable between these periods, while the net interest margin (TE) compressed by 8 basis points to 4.05% from 4.13%.  The margin compression reflected in part the reduced share of loans in the mix of earning assets.  The lost interest on nonaccruing loans reduced the net interest margin by approximately 20 basis points in both the first and second quarters of 2009.  The rates on approximately 29% and 27% of the loan

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portfolio at June 30, 2009 vary based on LIBOR and prime rate benchmarks, respectively.  Rate floors on approximately 50% of our variable rate loans partially offset the impact of the overall lower rate environment.

Provision for Credit Losses and Credit Quality
“We continue to experience increases in our criticized and nonaccrual portfolios as a result of this recessionary environment and these issues are continuing to drive elevated provision levels,” said Hope.
Whitney provided $74.0 million for credit losses in the second quarter of 2009, compared to $65.0 million in the first quarter of 2009.  Net loan charge-offs in the second quarter of 2009 were $46.7 million or 2.09% of average loans on an annualized basis, compared to $31.9 million or 1.41% of average loans in the first quarter of 2009.  The provision exceeded net charge-offs by $25.3 million during the current quarter which further strengthened the allowance for loan losses to 2.50% of total loans at June 30, 2009, up from 2.17% at March 31, 2009 and 1.77% at year-end 2008.

Noninterest Income
Noninterest income for the second quarter of 2009 increased 11%, or $3.2 million, from the first quarter of 2009.  Fee income from Whitney’s secondary mortgage market operations grew 68%, or $1.3 million, on continued strong refinancing activity.  Bankcard fees and trust service fees were both up for the quarter, as were most other recurring sources of fee income included in other noninterest income.
Other noninterest income in the second quarter of 2009 included a $1.8 million distribution from an investment in a local small business investment company, while revenue from the Company’s grandfathered foreclosed assets was $.5 million lower in the current period than in the first quarter of 2009.

Noninterest Expense
Total noninterest expense for the second quarter of 2009 increased $15.0 million, or 15%, from the first quarter of 2009.  The second quarter of 2009 included a $5.5 million special deposit insurance assessment that was imposed industry-wide by the FDIC, and a new assessment system implemented in 2009 also added $.5 million to recurring deposit insurance expense for the period.  The second quarter also included a $4.4 million provision to increase the valuation allowance on foreclosed property and a $1.9 million increase in loan collection costs and foreclosed asset management expenses.

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Total personnel expense for the second quarter of 2009 increased $1.4 million, or 3%, from the first quarter of 2009.   Employee compensation was up $2.3 million, while employee benefits expense declined $.8 million.  The increase in compensation reflected higher sales-based incentives in the current period and the effects of a $1.5 million reduction in share-based compensation in the first quarter of 2009 that resulted from updated performance estimates on outstanding awards.  No management cash bonus was accrued in either the first or second quarters of 2009.  The decline in benefits reflected the normal decrease in payroll taxes from their high point at the beginning of each year and a reduction in the cost of providing pension benefits based on final results of the annual actuarial valuation.

Capital
Regulatory capital ratios have been and remain well above those required for the Company and Whitney National Bank to be considered well-capitalized institutions.  The Company’s tangible common equity ratio was 6.42% at the end of the second quarter of 2009, compared to 6.49% at December 31, 2008.  Whitney’s regulatory leverage ratio was 9.21% at June 30, 2009 and 9.87% at December 31, 2008.

Conference Call and Additional Financial Information
Management will host a conference call today at 11:00 a.m. CT to review second quarter 2009 results.  Analysts and investors may dial in and participate in the question/answer session.  A live listen-only webcast of the call will be available under the “Investor Relations” section of our website at http://www.whitneybank.com.  To participate in the Q&A portion of the call, dial (888) 596-2633 or (913) 312-6685.  An audio archive of the conference call will be available under the Investor Relations section of our website.  A replay of the call will also be available through July 28, 2009 by dialing (888) 203-1112 or (719) 457-0820, passcode 4143672.
This earnings release, including additional financial tables related to second quarter 2009 results, is posted in the Investor Relations section of the Company's web site at http://investor.whitneybank.com/releases.cfm?ReleasesType=Earnings&Year=2009.
Whitney Holding Corporation, through its banking subsidiary Whitney National Bank, serves the five-state Gulf Coast region stretching from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; to central and south Alabama; the panhandle of Florida; and the Tampa Bay metropolitan area of Florida.

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Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and we intend such forward-looking statements to be covered by the safe harbor provisions therein and are including this statement for purposes of invoking these safe-harbor provisions.  Forward-looking statements provide projections of results of operations or of financial condition or state other forward-looking information, such as expectations about future conditions and descriptions of plans and strategies for the future.  The forward-looking statements made in this release include, but may not be limited to, expectations regarding future loan demand, capital strength and credit quality trends in the overall loan portfolio and specific industry segments within the portfolio.
Whitney’s ability to accurately project results or predict the effects of future plans or strategies is inherently limited.  Although Whitney believes that the expectations reflected in its forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements.  Factors that could cause actual results to differ from those expressed in Whitney’s forward-looking statements include, but are not limited to, those risk factors outlined in Whitney’s public filings with the Securities and Exchange Commission, which are available at the SEC’s internet site (http://www.sec.gov).
You are cautioned not to place undue reliance on these forward-looking statements.  Whitney does not intend, and undertakes no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

(WTNY-E)

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WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
	Second	First	Second	Six Months Ended
	Quarter	Quarter	Quarter	June 30
(dollars in thousands, except per share data)	2009	2009	2008	2009	2008

INCOME DATA
Net interest income	$110,572	$111,615	$111,125	$222,187	$224,670
Net interest income (tax-equivalent)	111,820	112,924	112,344	224,744	227,159
Provision for credit losses	74,000	65,000	35,000	139,000	49,000
Noninterest income	32,431	29,266	26,174	61,697	54,650
Net securities gains in noninterest income	-	-	-	-	-
Noninterest expense	111,807	96,848	85,590	208,655	169,519
Net income (loss)	(21,301)	(11,139)	12,874	(32,440)	42,729
Net income (loss) to common shareholders	(25,368)	(15,164)	12,874	(40,532)	42,729

QUARTER-END BALANCE SHEET DATA
Loans	$ 8,791,840	$ 8,953,307	$ 7,962,543	$ 8,791,840	$ 7,962,543
Investment securities	1,942,365	1,889,161	1,955,692	1,942,365	1,955,692
Earning assets	10,861,061	10,908,643	9,955,091	10,861,061	9,955,091
Total assets	11,975,082	12,020,481	11,016,323	11,975,082	11,016,323
Noninterest-bearing deposits	3,081,617	3,176,783	2,773,086	3,081,617	2,773,086
Total deposits	9,144,041	9,212,361	8,266,880	9,144,041	8,266,880
Shareholders' equity	1,487,994	1,522,085	1,183,078	1,487,994	1,183,078

AVERAGE BALANCE SHEET DATA
Loans	$ 8,945,911	$ 9,068,755	$ 7,866,942	$ 9,006,994	$ 7,776,211
Investment securities	1,906,932	1,885,158	2,025,397	1,896,105	2,070,915
Earning assets	11,062,643	11,054,605	9,929,683	11,058,646	9,937,197
Total assets	12,140,311	12,159,252	10,838,912	12,149,729	10,817,704
Noninterest-bearing deposits	3,082,248	3,150,615	2,747,125	3,116,242	2,697,560
Total deposits	9,212,882	9,119,000	8,220,223	9,166,202	8,298,682
Shareholders' equity	1,520,609	1,533,293	1,213,461	1,526,916	1,221,691

COMMON SHARE DATA
Earnings (loss) per share
Basic	$( .38)	$( .22)	$ .20	$( .60)	$ .66
Diluted	( .38)	( .22)	.20	( .60)	.65
Cash dividends per share	$ .01	$ .01	$ .31	$ .02	$ .62
Book value per share, end of period	$17.63	$18.22	$18.51	$17.63	$18.51
Tangible book value per share, end of period	$10.93	$11.46	$13.12	$10.93	$13.12
Trading data
High sales price	$15.33	$16.16	$26.32	$16.16	$27.49
Low sales price	8.33	8.17	17.85	8.17	17.85
End-of-period closing price	9.16	11.45	18.30	9.16	18.30
Trading volume	62,308,611	48,896,275	53,522,061	111,204,886	99,005,552

RATIOS
Return on average assets	(.70)%	(.37)%	.48%	(.54)%	.79%
Return on average common equity	(8.30)	(4.96)	4.27	(6.63)	7.03
Net interest margin	4.05	4.13	4.54	4.09	4.59
Average loans to average deposits	97.10	99.45	95.70	98.26	93.70
Efficiency ratio	77.51	68.11	61.79	72.84	60.15
Annualized expenses to average assets	3.68	3.19	3.16	3.43	3.13
Allowance for loan losses to loans, end of period	2.50	2.17	1.38	2.50	1.38
Annualized net charge-offs to average loans	2.09	1.41	.86	1.75	.70
Nonperforming assets to loans plus foreclosed
assets and surplus property, end of period	5.17	4.50	2.03	5.17	2.03
Average shareholders' equity to average total assets	12.53	12.61	11.20	12.57	11.29
Tangible common equity to tangible assets,
end of period	6.42	6.68	7.86	6.42	7.86
Leverage ratio, end of period	9.21	9.47	8.27	9.21	8.27
Tax-equivalent (TE) amounts are calculated using a federal income tax rate of 35%.
The efficiency ratio is noninterest expense to total net interest (TE) and noninterest income (excluding securities gains and losses).

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WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
QUARTERLY TRENDS
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
(dollars in thousands, except per share data)	2009	2009	2008	2008	2008

INCOME DATA
Net interest income	$110,572	$111,615	$119,540	$111,435	$111,125
Net interest income (tax-equivalent)	111,820	112,924	120,902	112,600	112,344
Provision for credit losses	74,000	65,000	45,000	40,000	35,000
Noninterest income	32,431	29,266	27,050	25,472	26,174
Net securities gains in noninterest income	-	-	-	67	-
Noninterest expense	111,807	96,848	92,026	89,549	85,590
Net income (loss)	(21,301)	(11,139)	8,808	7,048	12,874
Net income (loss) to common shareholders	(25,368)	(15,164)	8,220	7,048	12,874

QUARTER-END BALANCE SHEET DATA
Loans	$ 8,791,840	$ 8,953,307	$ 9,081,850	$ 8,077,775	$ 7,962,543
Investment securities	1,942,365	1,889,161	1,939,355	1,812,025	1,955,692
Earning assets	10,861,061	10,908,643	11,209,246	9,943,868	9,955,091
Total assets	11,975,082	12,020,481	12,380,501	10,987,447	11,016,323
Noninterest-bearing deposits	3,081,617	3,176,783	3,233,550	2,809,923	2,773,086
Total deposits	9,144,041	9,212,361	9,261,594	8,054,431	8,266,880
Shareholders' equity	1,487,994	1,522,085	1,525,478	1,183,001	1,183,078

AVERAGE BALANCE SHEET DATA
Loans	$ 8,945,911	$ 9,068,755	$ 8,700,317	$ 8,007,507	$ 7,866,942
Investment securities	1,906,932	1,885,158	1,876,338	1,853,581	2,025,397
Earning assets	11,062,643	11,054,605	10,719,892	9,892,165	9,929,683
Total assets	12,140,311	12,159,252	11,777,922	10,902,329	10,838,912
Noninterest-bearing deposits	3,082,248	3,150,615	2,975,869	2,771,101	2,747,125
Total deposits	9,212,882	9,119,000	8,646,612	8,230,249	8,220,223
Shareholders' equity	1,520,609	1,533,293	1,264,714	1,192,535	1,213,461

COMMON SHARE DATA
Earnings (loss) per share
Basic	$( .38)	$( .22)	$ .12	$ .11	$ .20
Diluted	( .38)	( .22)	.12	.11	.20
Cash dividends per share	$ .01	$ .01	$ .20	$ .31	$ .31
Book value per share, end of period	$17.63	$18.22	$18.29	$18.49	$18.51
Tangible book value per share, end of period	$10.93	$11.46	$11.48	$13.13	$13.12
Trading data
High sales price	$15.33	$16.16	$26.37	$33.02	$26.32
Low sales price	8.33	8.17	14.14	13.96	17.85
End-of-period closing price	9.16	11.45	15.99	24.25	18.30
Trading volume	62,308,611	48,896,275	42,771,277	72,540,716	53,522,061

RATIOS
Return on average assets	(.70)%	(.37)%	.30%	.26%	.48%
Return on average common equity	(8.30)	(4.96)	2.67	2.35	4.27
Net interest margin	4.05	4.13	4.49	4.53	4.54
Average loans to average deposits	97.10	99.45	100.62	97.29	95.70
Efficiency ratio	77.51	68.11	62.20	64.89	61.79
Annualized expenses to average assets	3.68	3.19	3.13	3.29	3.16
Allowance for loan losses to loans, end of period	2.50	2.17	1.77	1.55	1.38
Annualized net charge-offs to average loans	2.09	1.41	.91	1.22	.86
Nonperforming assets to loans plus foreclosed
assets and surplus property, end of period	5.17	4.50	3.61	3.15	2.03
Average shareholders' equity to average total assets	12.53	12.61	10.74	10.94	11.20
Tangible common equity to tangible assets,
end of period	6.42	6.68	6.49	7.89	7.86
Leverage ratio, end of period	9.21	9.47	9.87	8.17	8.27
Tax-equivalent (TE) amounts are calculated using a federal income tax rate of 35%.
The efficiency ratio is noninterest expense to total net interest (TE) and noninterest income (excluding securities gains and losses).

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WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
DAILY AVERAGE CONSOLIDATED BALANCE SHEETS
	Second	First	Second	Six Months ended
	Quarter	Quarter	Quarter	June 30
(dollars in thousands)	2009	2009	2008	2009	2008
ASSETS
EARNING ASSETS
Loans	$ 8,945,911	$ 9,068,755	$ 7,866,942	$ 9,006,994	$ 7,776,211
Investment securities
Securities available for sale	1,712,510	1,681,155	1,746,874	1,696,919	1,788,983
Securities held to maturity	194,422	204,003	278,523	199,186	281,932
Total investment securities	1,906,932	1,885,158	2,025,397	1,896,105	2,070,915
Federal funds sold and short-term investments	151,325	67,391	20,093	109,589	73,764
Loans held for sale	58,475	33,301	17,251	45,958	16,307
Total earning assets	11,062,643	11,054,605	9,929,683	11,058,646	9,937,197
NONEARNING ASSETS
Goodwill and other intangible assets	454,799	457,185	345,387	455,985	346,355
Accrued interest receivable	38,562	40,429	42,066	39,490	44,490
Other assets	797,389	781,926	614,559	789,701	580,684
Allowance for loan losses	(213,082)	(174,893)	(92,783)	(194,093)	(91,022)

Total assets	$ 12,140,311	$ 12,159,252	$ 10,838,912	$ 12,149,729	$ 10,817,704

LIABILITIES
INTEREST-BEARING LIABILITIES
Interest-bearing deposits
NOW account deposits	$ 1,149,259	$ 1,256,389	$ 1,071,995	$ 1,202,528	$ 1,092,330
Money market investment deposits	1,693,473	1,313,965	1,216,436	1,504,768	1,235,871
Savings deposits	901,962	908,182	916,893	905,055	910,729
Other time deposits	839,565	870,547	749,091	854,971	770,328
Time deposits $100,000 and over	1,546,375	1,619,302	1,518,683	1,582,638	1,591,864
Total interest-bearing deposits	6,130,634	5,968,385	5,473,098	6,049,960	5,601,122

Short-term borrowings	1,100,222	1,203,813	1,130,748	1,151,731	1,006,875
Long-term debt	199,449	183,311	157,387	191,425	161,151
Total interest-bearing liabilities	7,430,305	7,355,509	6,761,233	7,393,116	6,769,148
NONINTEREST-BEARING LIABILITIES
Noninterest-bearing deposits	3,082,248	3,150,615	2,747,125	3,116,242	2,697,560
Accrued interest payable	16,596	20,673	19,454	18,623	22,955
Other liabilities	90,553	99,162	97,639	94,832	106,350
Total liabilities	10,619,702	10,625,959	9,625,451	10,622,813	9,596,013
SHAREHOLDERS' EQUITY
Preferred	294,186	293,870	-	294,029	-
Common	1,226,423	1,239,423	1,213,461	1,232,887	1,221,691
Total shareholders' equity	1,520,609	1,533,293	1,213,461	1,526,916	1,221,691

Total liabilities and shareholders' equity	$ 12,140,311	$ 12,159,252	$ 10,838,912	$ 12,149,729	$ 10,817,704

EARNING ASSETS LESS
INTEREST-BEARING LIABILITIES	$ 3,632,338	$ 3,699,096	$ 3,168,450	$ 3,665,530	$ 3,168,049

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WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	June 30	March 31	December 31	June 30
(dollars in thousands)	2009	2009	2008	2008
ASSETS
Cash and due from financial institutions	$ 228,452	$ 234,982	$ 299,619	$ 299,475
Federal funds sold and short-term investments	58,026	27,251	167,268	24,588
Loans held for sale	68,830	38,924	20,773	12,268
Investment securities
Securities available for sale	1,749,338	1,687,791	1,728,962	1,681,577
Securities held to maturity	193,027	201,370	210,393	274,115
Total investment securities	1,942,365	1,889,161	1,939,355	1,955,692
Loans	8,791,840	8,953,307	9,081,850	7,962,543
Allowance for loan losses	(219,465)	(194,179)	(161,109)	(109,852)
Net loans	8,572,375	8,759,128	8,920,741	7,852,691
Bank premises and equipment	213,227	211,987	212,501	186,423
Goodwill	435,678	435,678	435,678	331,295
Other intangible assets	18,042	20,294	22,883	13,266
Accrued interest receivable	34,085	35,318	39,799	36,244
Other assets	404,002	367,758	321,884	304,381
Total assets	$ 11,975,082	$ 12,020,481	$ 12,380,501	$ 11,016,323

LIABILITIES
Noninterest-bearing demand deposits	$ 3,081,617	$ 3,176,783	$ 3,233,550	$ 2,773,086
Interest-bearing deposits	6,062,424	6,035,578	6,028,044	5,493,794
Total deposits	9,144,041	9,212,361	9,261,594	8,266,880
Short-term borrowings	1,014,940	908,246	1,276,636	1,286,228
Long-term debt	199,626	190,663	179,236	157,020
Accrued interest payable	16,886	20,082	19,789	18,156
Other liabilities	111,595	167,044	117,768	104,961
Total liabilities	10,487,088	10,498,396	10,855,023	9,833,245
SHAREHOLDERS' EQUITY
Preferred stock	294,340	294,023	293,706	-
Common stock	2,800	2,800	2,800	2,800
Capital surplus	396,629	398,767	397,703	409,586
Retained earnings	829,976	856,021	869,918	888,430
Accumulated other comprehensive income (loss)	(23,054)	(16,829)	(25,952)	(21,707)
Treasury stock at cost	(12,697)	(12,697)	(12,697)	(96,031)
Total shareholders' equity	1,487,994	1,522,085	1,525,478	1,183,078
Total liabilities and shareholders' equity	$ 11,975,082	$ 12,020,481	$ 12,380,501	$ 11,016,323

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WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
	Second	First	Second	Six Months Ended
	Quarter	Quarter	Quarter	June 30
(dollars in thousands, except per share data)	2009	2009	2008	2009	2008
INTEREST INCOME
Interest and fees on loans	$ 110,353	$ 111,814	$ 116,321	$ 222,167	$ 242,472
Interest and dividends on investments	20,457	20,896	23,177	41,353	47,511
Interest on federal funds sold and
short-term investments	204	178	109	382	1,380
Total interest income	131,014	132,888	139,607	263,902	291,363
INTEREST EXPENSE
Interest on deposits	17,360	17,506	21,387	34,866	51,796
Interest on short-term borrowings	570	1,278	4,740	1,848	10,064
Interest on long-term debt	2,512	2,489	2,355	5,001	4,833
Total interest expense	20,442	21,273	28,482	41,715	66,693
NET INTEREST INCOME	110,572	111,615	111,125	222,187	224,670
PROVISION FOR CREDIT LOSSES	74,000	65,000	35,000	139,000	49,000
NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	36,572	46,615	76,125	83,187	175,670
NONINTEREST INCOME
Service charges on deposit accounts	9,396	9,836	8,532	19,232	16,641
Bank card fees	4,620	4,387	4,489	9,007	8,572
Trust service fees	3,187	2,966	3,366	6,153	6,775
Secondary mortgage market operations	3,091	1,835	1,387	4,926	2,496
Other noninterest income	12,137	10,242	8,400	22,379	20,166
Securities transactions	-	-	-	-	-
Total noninterest income	32,431	29,266	26,174	61,697	54,650
NONINTEREST EXPENSE
Employee compensation	40,868	38,592	38,131	79,460	76,452
Employee benefits	10,485	11,322	8,951	21,807	18,000
Total personnel	51,353	49,914	47,082	101,267	94,452
Net occupancy	9,606	9,676	8,502	19,282	17,132
Equipment and data processing	6,528	6,354	6,244	12,882	12,462
Legal and other professional services	4,639	4,687	2,527	9,326	4,777
Deposit insurance and regulatory fees	9,879	3,585	1,111	13,464	1,823
Telecommunication and postage	2,952	3,097	2,654	6,049	5,452
Corporate value and franchise taxes	2,402	2,371	2,321	4,773	4,670
Amortization of intangibles	2,251	2,590	1,754	4,841	3,837
Other noninterest expense	22,197	14,574	13,395	36,771	24,914
Total noninterest expense	111,807	96,848	85,590	208,655	169,519
Income (loss) before income taxes	(42,804)	(20,967)	16,709	(63,771)	60,801
Income tax expense	(21,503)	(9,828)	3,835	(31,331)	18,072
Net income (loss)	$ (21,301)	$ (11,139)	$ 12,874	$ (32,440)	$ 42,729
Preferred stock dividends	4,067	4,025	-	8,092	-
Net income (loss) to common shareholders	$ (25,368)	$ (15,164)	$ 12,874	$ (40,532)	$ 42,729

EARNINGS (LOSS) PER COMMON SHARE
Basic	$(.38)	$(.22)	$.20	$(.60)	$.66
Diluted	(.38)	(.22)	.20	(.60)	.65
WEIGHTED-AVERAGE COMMON
SHARES OUTSTANDING
Basic	67,484,913	67,465,497	63,957,445	67,475,259	64,459,180
Diluted	67,484,913	67,465,497	64,315,487	67,475,259	64,857,543
CASH DIVIDENDS PER COMMON SHARE	$.01	$.01	$.31	$.02	$.62

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11
WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
SUMMARY OF INTEREST RATES (TAX-EQUIVALENT)*
	Second	First	Second	Six Months Ended
	Quarter	Quarter	Quarter	June 30
	2009	2009	2008	2009	2008

EARNING ASSETS
Loans**	4.92%	4.99%	5.93%	4.96%	6.26%
Investment securities	4.51	4.67	4.81	4.59	4.82
Federal funds sold and short-term investments	.54	1.07	2.18	.70	3.76
Total interest-earning assets	4.79%	4.91%	5.70%	4.85%	5.94%

INTEREST-BEARING LIABILITIES
Interest-bearing deposits
NOW account deposits	.37%	.38%	.59%	.37%	.73%
Money market investment deposits	1.10	.68	.98	.92	1.30
Savings deposits	.16	.16	.39	.16	.50
Other time deposits	2.14	2.48	3.27	2.31	3.52
Time deposits $100,000 and over	1.77	2.12	2.61	1.94	3.05
Total interest-bearing deposits	1.14%	1.19%	1.57%	1.16%	1.86%

Short-term borrowings	.21	.43	1.69	.32	2.01
Long-term debt	5.04	5.43	5.99	5.23	6.00
Total interest-bearing liabilities	1.10%	1.17%	1.69%	1.14%	1.98%

NET INTEREST SPREAD (tax-equivalent)
Yield on earning assets less cost of interest-
bearing liabilities	3.69%	3.74%	4.01%	3.71%	3.96%

NET INTEREST MARGIN (tax-equivalent)
Net interest income (tax equivalent) as a
percentage of average earning assets	4.05%	4.13%	4.54%	4.09%	4.59%

COST OF FUNDS
Interest expense as a percentage of average interest-
bearing liabilities plus interest-free funds	.74%	.78%	1.16%	.76%	1.35%

* Based on a 35% tax rate.
** Net of unearned income, before deducting the allowance for loan losses and including loans held for sale and loans accounted for on a nonaccrual basis.

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12
WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
LOAN QUALITY
	Second	First	Second	Six Months Ended
	Quarter	Quarter	Quarter	June 30
(dollars in thousands)	2009	2009	2008	2009	2008

ALLOWANCE FOR LOAN LOSSES
Allowance at beginning of period	$194,179	$161,109	$91,708	$161,109	$87,909
Provision for credit losses	72,000	65,000	35,000	137,000	49,000
Loans charged off	(48,544)	(33,829)	(18,292)	(82,373)	(29,334)
Recoveries on loans previously charged off	1,830	1,899	1,436	3,729	2,277
Net loans charged off	(46,714)	(31,930)	(16,856)	(78,644)	(27,057)
Allowance at end of period	$219,465	$194,179	$109,852	$219,465	$109,852

Allowance for loan losses as a percentage of
loans, at end of period	2.50%	2.17%	1.38%	2.50%	1.38%

Annualized net charge-offs as a percentage
of average loans	2.09	1.41	.86	1.75	.70

Annualized gross charge-offs as a percentage of
average loans	2.17	1.49	.93	1.83	.75

Recoveries as a percentage of gross charge-offs	3.77	5.61	7.85	4.53	7.76

RESERVE FOR LOSSES ON
UNFUNDED CREDIT COMMITMENTS
Reserve at beginning of period	$ 800	$800	$1,300	$ 800	$1,300
Provision for credit losses	2,000	-	-	2,000	-
Reserve at end of period	$2,800	$800	$1,300	$2,800	$1,300

	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2009	2009	2008	2008	2008

NONPERFORMING ASSETS
Loans accounted for on a nonaccrual basis	$413,174	$366,249	$301,095	$235,136	$147,383
Restructured loans accruing	-	-	-	-	-
Total nonperforming loans	413,174	366,249	301,095	235,136	147,383
Foreclosed assets and surplus property	43,625	38,781	28,067	19,597	14,524
Total nonperforming assets	$456,799	$405,030	$329,162	$254,733	$161,907
Loans 90 days past due still accruing	$20,364	$30,564	$16,101	$6,145	$7,490

Nonperforming assets as a percentage of loans
plus foreclosed assets and surplus property,
at end of period	5.17%	4.50%	3.61%	3.15%	2.03%

Allowance for loan losses as a percentage of
nonperforming loans, at end of period	53.12	53.02	53.51	53.32	74.54

Loans 90 days past due still accruing as a
percentage of loans, at end of period	.23	.34	.18	.08	.09

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13
WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
LOAN PORTFOLIO DETAIL

LOAN PORTFOLIO AT QUARTER-END
		2009		2008
(dollars in millions)		June	March	December	September	June

Commercial & industrial		$3,258	$3,328	$3,436	$3,101	$3,087
Commercial real estate:
Residential construction		239	265	274	265	269
Commercial construction, land &
land development		1,540	1,615	1,614	1,418	1,359
CRE - owner-user		1,077	1,041	1,015	822	825
CRE - other		1,235	1,251	1,254	1,107	1,084
Total commercial real estate		4,091	4,172	4,157	3,612	3,537
Residential mortgage		1,028	1,046	1,079	1,003	983
Consumer		415	407	410	362	356
Total loans		$8,792	$8,953	$9,082	$8,078	$7,963

GEOGRAPHIC DISTRIBUTION OF LOAN PORTFOLIO AT JUNE 30, 2009
				Alabama/		Percent
(dollars in millions)	Louisiana	Texas	Florida	Mississippi	Total	of total

Commercial & industrial	$2,260	$636	$97	$265	$3,258	37%
Commercial real estate:
Residential construction	84	75	52	28	239	3%
Commercial construction, land &
land development	466	432	412	230	1,540	17%
CRE - owner-user	661	131	209	76	1,077	12%
CRE - other	627	135	318	155	1,235	14%
Total commercial real estate	1,838	773	991	489	4,091	46%
Residential mortgage	550	132	215	131	1,028	12%
Consumer	286	23	67	39	415	5%
Total	$4,934	$1,564	$1,370	$924	$8,792	100%
Percent of total	56%	18%	16%	10%	100%

CRITICIZED LOANS AT JUNE 30, 2009
						Percent of
				Alabama/		loan category
(dollars in millions)	Louisiana	Texas	Florida	Mississippi	Total	total

Commercial & industrial	$70	$89	$11	$36	$206	6%
Commercial real estate:
Residential construction	7	13	25	2	47	20%
Commercial construction, land &
land development	27	73	214	42	356	23%
CRE - owner-user	42	34	47	17	140	13%
CRE - other	51	15	81	19	166	13%
Total commercial real estate	127	135	367	80	709	17%
Residential mortgage	34	12	59	18	123	12%
Consumer	3	1	7	2	13	3%
Total	$234	$237	$444	$136	$1,051	12%
Percent of regional loan total	5%	15%	32%	15%	12%

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